UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2009

Corcept Therapeutics Incorporated

(Exact name of registrant as specified in its charter)

000-50679

(Commission File Number)

Delaware	77-0487658
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

149 Commonwealth Drive

Menlo Park, CA 94025

(Address of principal executive offices, with zip code)

(650) 327-3270

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

(b) On March 26, 2009, the Board of Directors of Corcept Therapeutics Incorporated (the “Company”) approved the slate of nominees for board members for vote at the next annual meeting of shareholders in June 2009 and the decision of Allen Andersson, Chairman of Paperboy Ventures LLC, not to stand for reelection at such meeting.

(e) On March 26, 2009, the Board of Directors granted stock options to officers and employees, including grants in the amounts of 500,000 shares of the Company’s common stock to Joseph K. Belanoff, M.D, Chief Executive Officer and Director, 200,000 shares of the Company’s common stock to Robert L. Roe, M.D., President and Secretary, and 125,000 shares of the Company’s common stock to Anne M. LeDoux, Vice President, Controller and Chief Accounting Officer, which vest over a 4-year period at the rate of 2.0834% per month, starting on March 26, 2009 until fully vested.

In addition, Dr. Belanoff was granted an option to purchase 500,000 shares of the Company’s common stock and Dr. Roe was granted an option to purchase 200,000 shares of the Company’s common stock, both of which will vest upon the occurrence of the approval of the new drug application for the Company’s first product by the U.S. Food and Drug Administration. This additional option grant to Dr. Belanoff is also subject to shareholder approval of the Company’s Amended and Restated 2004 Equity Incentive Plan to increase the number of shares immediately available under the plan by one million shares. The Company’s Amended and Restated 2004 Equity Incentive Plan, which was approved by our Board of Directors on March 26, 2009 subject to shareholder approval, will also increase the maximum number of shares available for grant under the plan’s “evergreen” provision to the least of 4% of the Company’s outstanding stock on the preceding December 31, four million shares or a number of shares set by the Board of Directors.

All options granted by the Board of Directors to employees and officers on March 26, 2009 are at an exercise price of $1.19 per share, the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant and are for a term of 10 years from date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORCEPT THERAPEUTICS INCORPORATED

Date: April 1, 2009	By:	/s/ Caroline M. Loewy
Caroline M. Loewy Chief Financial Officer